Exhibit 99.1

TreeHouse Foods Announces the Appointment of Steve Oakland as Chief Executive Officer

Sam K. Reed to Transition to Non-Executive Chairman until His Retirement on July 1, 2018

OAK BROOK, Ill., March 5, 2018 /PRNewswire/ — TreeHouse Foods, Inc. (NYSE: THS) announced today that it has appointed Steven Oakland as Chief Executive Officer and President of the Company. Mr. Oakland also joined the Board of Directors effective March 2, 2018. Mr. Oakland will assume his executive duties on March 26, 2018. He succeeds Sam K. Reed, Chairman, President and Chief Executive Officer of TreeHouse Foods, who will serve as non-Executive Chairman of the Board through July 1, 2018, at which time Mr. Reed will retire from the Company.

Mr. Oakland was most recently Vice Chair and President, U.S. Food and Beverage at The J.M. Smucker Company (NYSE: SJM) where he led the $5 billion U.S. Food and Beverage businesses across all channels, including U.S. Retail Coffee, U.S. Retail Consumer Foods, Natural Foods, U.S. Retail Sales, and Marketing Services.

“Steve brings to TreeHouse a wealth of experience moving quickly to assimilate and integrate complex businesses, designing highly effective organizations and improving the growth and profitability of acquired companies,” said Dennis O’Brien, Lead Independent Director of the Board of Directors of TreeHouse Foods. “His leadership principles and practices are the right fit for Treehouse and will serve him well as a catalyst to drive revenue growth, supply chain optimization and organizational effectiveness.”

“Steve is a proven leader,” Mr. O’Brien continued. “He has been central to transforming the Smucker Company from a fruit spreads company to a best in class Fortune 500 marketer and manufacturer spanning multiple consumer packaged goods categories. Importantly, Steve has been integral to Smucker’s consistent and strong track record of delivering long-term shareholder value.”

“I am thrilled about the opportunity to lead this great team, given its unparalleled leadership in private label food and beverage,” said Mr. Oakland. “No company is better positioned than TreeHouse to capitalize on the growing importance of private label in today’s dynamic retail landscape, which is a credit to Sam Reed and his vision. The initiatives that Sam and the team have put in place are the right ones, and I look forward to hitting the ground running to improve our execution and performance in the near term, while assessing the long-term strategic drivers of the portfolio.”

“I fully support the Board’s appointment of Steve and am pleased to hand over the reins to him. I’m delighted that we have attracted someone with a deep understanding of food and beverage and private label across all channels of distribution and classes of trade,” said Mr. Reed. “Steve brings an independent strategic perspective of how we can build and strengthen our TreeHouse going forward, and I believe his experience and expertise will prove invaluable.” Upon his retirement as non-Executive Chairman, Mr. Reed will continue to serve in a non-executive advisory capacity to Mr. Oakland through the end of the year.

Mr. Oakland has a distinguished track record with The J.M. Smucker Company. Prior to his Vice Chair and President role, he had served as President, Coffee and Away From Home; President, International, Foodservice, and Natural Foods; President, U.S. Retail - Smucker’s®, Jif®, and Hungry Jack®; Vice President and General Manager, Consumer Oils and Baking; Vice President and General Manager, Foodservice; and General Manager of J.M. Smucker Canada. He currently serves on the Boards of Directors of Foot Locker, Inc., Foster Farms, and and MTD Products Corporation.

Mr. Oakland earned his Bachelor of Arts Degree in marketing and economics from Mount Union College.

ABOUT TREEHOUSE FOODS

TreeHouse Foods, Inc. is a manufacturer of packaged foods and beverages with a network of manufacturing facilities across the United States, Canada, and Italy that focuses primarily on private label products for both retail grocery and food away from home customers. We manufacture shelf stable, refrigerated, frozen and fresh products, including beverages (single serve beverages, coffees, teas, creamers, powdered beverages, and smoothies); meals (cereal, pasta, macaroni and cheese, and side dishes); baked goods (refrigerated and frozen dough, cookies, and crackers); condiments (pourable and spoonable dressing, dips, pickles, and sauces) and snacks (nuts, trail mix, bars, dried fruits, and vegetables). We have a comprehensive offering of packaging formats and flavor profiles, and we also offer natural, organic, and preservative free ingredients in many categories. Our strategy is to be the leading supplier of private label food and beverage products by providing the best balance of quality and cost to our customers.

Additional information, including TreeHouse’s most recent statements on Forms 10-Q and 10-K, may be found at TreeHouse’s website, http://www.treehousefoods.com.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and other information are based on our beliefs as well as assumptions made by us using information currently available. The words “anticipate,” “believe,” “estimate,” “project,” “expect,” “intend,” “plan,” “should,” and similar expressions, as they relate to us, are intended to identify forward-looking statements. Such statements reflect our current views with respect to future events and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected, or intended. We do not intend to update these forward-looking statements following the date of this press release. Such forward-looking statements, because they relate to future events, are by their very nature subject to many important factors that could cause actual results to differ materially from those contemplated by the forward-looking statements contained in this press release and other public statements we make. Such factors include the risks that are set forth in the Risk Factors section, the Legal Proceedings section, the Management’s Discussion and Analysis of Financial Condition and Results of Operations section, and other sections of our Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2016, our Annual Report on Form 10-K for the year ended December 31, 2016, and from time to time in our filings with the Securities and Exchange Commission. You are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made, when evaluating the information presented in this press release. TreeHouse expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in its expectations with regard thereto, or any other change in events, conditions or circumstances on which any statement is based.

CONTACT: Media: Brian Pitts (312) 475-5921; Investor Relations: PI Aquino (708)483-1331